AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 9, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

KITTY HAWK, INC.

Common Stock, $0.000001 Par Value

Commission File Number – 001-32284

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

2.

The Common Stock of Kitty Hawk, Inc. (“Kitty Hawk” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net income/(losses) and income/(loss) from continuing operations as follows:

Fiscal Years Ended Dec. 31,

Net Income/(Loss)

Income/(Loss) from Continuing Operations

2006

($14,433,000)

($14,552,000)

2005

($8,510,000)

($9,179,000)

2004

 $6,530,000

 $10,407,000

Six-Months Ended June 30,

Net Income/(Loss)

Income/(Loss) From Continuing Operations

2007

($19,888,000)

($19,308,000)

(b)

At June 30, 2007, the Company reported a shareholders’ deficit of ($419,000).

(c)

On October 15, 2007 the Company filed a Form 8-K with the Commission which disclosed that the Company and all of its wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas, Fort Worth Division.

(d)

On October 22, 2007 the Company filed a Form 8-K with the Commission which disclosed that on October 17, 2007 the Company received a letter from Grant Thornton LLP, stating that it resigned as the Company’s independent registered public accounting firm effective immediately.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 19, 2007 the Company was notified by the Amex that following a review of the Company’s quarterly report on Form 10-Q for the period ended June 30, 2007, Kitty Hawk was not in compliance with Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2 million and losses from continuing operations and net losses in two out of its three most recent fiscal years; and Section 1003(a)(iv) of the Company Guide in that it was financially impaired. The Company was given the opportunity to submit a plan by October 19, 2007 detailing its plan to regain compliance with the Amex continued listing standards (the “Plan”) within a maximum of 18 months, or by March 19, 2009 (the “Plan Period”). Pursuant to Section 1009(c) of the Company Guide, Kitty Hawk was further advised that if it did not submit a Plan within the specified time period, it would be subject to delisting proceedings.

(b)

The Company failed to submit a plan of compliance by the required due date of October 19, 2007 and informed the Exchange that it did not intend to submit a Plan.

(c)

By letter dated October 24, 2007, the Exchange notified Kitty Hawk it had determined to initiate immediate delisting proceedings against the Company based on the Company’s failure to submit a Plan by the required due date of October 19, 2007 and therefore did not make a reasonable demonstration of its ability to regain compliance with the Exchange’s continued listing standards by the end of the Plan Period, March 19, 2009 (the “Staff Determination”). The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by October 31, 2007.

(d)

The Company did not request a hearing before the Panel within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. James R. Kupferschmid, Chief Financial Officer and Vice President and of Kitty Hawk, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC